SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8-K/A


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


             Date of Report (Date of Event Reported): July 27, 1999


                                   LYCOS, INC.
             (Exact Name of Registrant as Specified in its Charter)


      Delaware                        0-27830               04-3277338
 (State or other jurisdiction of     (Commission          (IRS Employer
  incorporation or organization)      File Number)      Identification Number)

       400-2 Totten Pond Road
           Waltham, MA                         02451
           (Address of                     (Zip Code)
     principal executive offices)

        Registrant's telephone number, including area code (781) 370-2700



Item 2.  Acquisition or Disposition of Assets.

         On July 17, 1999, Lycos, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, DI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("DI"), Internet Music Distribution, Inc., a Delaware corporation ("IMDI"), and the stockholders of IMDI, providing for the merger of DI with and into IMDI (the "Merger"). On July 27, 1999, the Company completed the closing of the Merger, and IMDI became a wholly-owned subsidiary of the Company.

         In the Merger, all outstanding shares of Common Stock of IMDI were converted into an aggregate of 1,092,237 shares of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock"). The shares of Company Common Stock issued in the Merger were registered on a Registration Statement filed with the Securities and Exchange Commission by the Company on August 26, 1999.

         Under the terms of the Agreement and the related Escrow Agreement, dated July 27, 1999, an aggregate of 436,887 shares of Company Common Stock will be held in escrow for the purpose of indemnifying the Company against certain liabilities of IMDI and its stockholders. The escrow will expire on the first anniversary of the closing date of the Merger.

         The summary of the Agreement set forth above is qualified in its entirety by reference to the Agreement, which is filed as an exhibit hereto and is incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)      Financial Statements of Business Acquired

                  Pursuant to the provisions of Item 7(a)(1) of Form 8-K and Rules 3-05(b)(2) and 3-05(b)(3) of Regulation S-X, the Company is not required to file the financial information specified in
                  Item 7(a) of Form 8-K.

         (b)      Pro Forma Financial Information

                  Pursuant to the instructions to the provisions of Item 7(b)(1) of Form 8-K and Rule 11-01(c) of Regulation S-X, the Company is not required to file the pro forma financial information specified in Item 7(b) of Form 8-K.

         (c)      Exhibits

                  2.1 Agreement and Plan of Merger, dated as of July 17, 1999, by and among Lycos, Inc., DI Acquisition Corp., Internet Music Distribution, Inc., and the stockholders of Internet Music Distribution, Inc.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            LYCOS, INC.


Dated:  October 7, 1999             By:    /s/ Robert J. Davis
                                        ----------------------
                                        Robert J. Davis
                                        President and Chief Executive Officer